Exhibit (i)


                               SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004


                            Telephone: (212) 574-1200
                            Facsimile: (212) 480-8421
                                 www.sewkis.com


                                                      February 28, 2007


AllianceBernstein Institutional Funds, Inc.
1345 Avenue of the Americas
New York, New York  10105

Ladies and Gentlemen:

          We have acted as counsel for AllianceBernstein Institutional Funds, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value $.001 per share, of Class I Common Stock and Class II Common Stock, as applicable, (each a "Class" and collectively the "Shares") of AllianceBernstein Global Real Estate Investment Fund II (the "Portfolio"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

          As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") on February 28, 2007 (as so amended, the "Registration Statement") in which this letter is included as an exhibit. We have examined the Charter and By-Laws of the Company and all amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

          Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolio authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

          We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information-Counsel" in the Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                      Very truly yours,

                                                      Seward & Kissel LLP

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